NATIONWIDE LIFE INSURANCE COMPANY, a stock life insurance company organized under the laws of the State of Ohio, issues this Policy to you in return for the initial Premium you pay to us and your completed application.

Home Office:   [One Nationwide Plaza                                                       Telephone:                      [1-877-351-8808]
Columbus, OH  43215-2220]                                            Internet                      [www.nationwide.com]

We will provide the benefits described in this Policy, subject to its terms and conditions, including payment of the Death Benefit Proceeds upon receiving Proof of Death for the Insured, while the Policy is in force.  If the Policy is in force and the Insured is living on the Maturity Date, we will automatically extend the Policy with modified benefits until the death of the Insured unless you elect otherwise.

The Cash Surrender Value and Death Benefit Proceeds of this Policy are based on the investment experience of the Variable Account, may increase or decrease based on the fluctuations of the net investment factor, and are not guaranteed as to fixed dollar amount.  The death benefit will never be less than the Specified Amount as long as the Policy remains in force.

RIGHT TO EXAMINE AND CANCEL

You may return this Policy to us within (1) Ten (10) days after you receive it, or (2) Forty-five (45) days after you sign the application, or (3) Ten (10) days after we mail or deliver the Notice of Right to Withdrawal, whichever is latest.  The Policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the representative who sold it to you.  The returned Policy will be treated as if we never issued it, and we will refund you the amount specified by the laws of the State of Issue.

We reserve the right to allocate any Premiums to a money market Sub-Account or, if no money market Sub-Account is available, the Fixed Account until the "Right to Examine and Cancel" period has expired.  Upon expiration of the Right to Examine and Cancel period, we will allocate any Net Premiums paid according to the last direction we received from you.

THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND US, SO PLEASE READ IT CAREFULLY.  IF THIS POLICY IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, YOU WILL BE BOUND BY ITS TERMS.

If you have any questions about this Policy or need additional insurance service, contact your agent or write to our Home Office.

Signed by us on the Policy Date:

/s/ THOMAS E. BARNES                  /s/ MARK R. THRESHER
                 Secretary                                                                President

Individual Flexible Premium Adjustable Variable Universal Life Insurance Policy,
Non-Participating
Adjustable Death Benefits with flexible Premiums payable until the Policy Maturity Date while the Insured is living.
Death Benefit Proceeds payable upon the death of the Insured while the Policy is in force.
The Policy will automatically be extended past the Maturity Date unless you elect to receive the Maturity Proceeds.
Rate Class and Rate Type for the Insured are stated in the Policy Data Pages.
Non-participating, no dividends are payable.
NOTICE: Details of the variable provisions of this Policy are on pages 5, 11, 14, and 20.

TABLE OF CONTENTS

POLICY DATA PAGES                     3

DEFINED TERMS USED IN THIS
POLICY                            4

GENERAL POLICY PROVISION                  6
Policy References and Headings             6
Non-Participating                       6
Entire Contract               6
Applications                       6
Alteration or Modification                                               6
Waiver                                                                                 6
Effective Date of Policy Coverage                                  6
Policy Termination                                                            7
Suicide                                                                                7
Incontestability                                                                 7
Misstatement of Age or Sex                                            7
Postponement of Payments                                             8
Assignment                                                                        8
Instructions                                                                        8
Currency                                                                             8
Reports                                                                               8
Illustration of Benefits and Values                                 9
Internal Revenue Code Life Insurance
Qualification Test 9
Modified Endowment Contracts                                    9

PARTIES AND INTERESTS IN THIS
POLICY PROVISION                                                   9
Nationwide                                                                       9
        Policy Owner                                                                   9
Contingent Owner                                                          9
The Insured                                                                     9
Beneficiary and Contingent Beneficiary                   10
Changes of Named Parties and Interests                  10

PREMIUM PAYMENT PROVISION                               10
Initial Premium                                                              10
Additional Premiums                                                   10
How Premium May Be Paid                                        10

POLICY CHARGES AND DEDUCTIONS
PROVISION                                                                11
Percent of Premium Charge                                        11
Monthly Deductions                                                  11
Monthly per Policy Administrative
Expense Charge                                          11
Monthly per $1,000 of Specified
Amount Charge                                           11
Monthly Cost of Insurance per $1,000
       of Net Amount at Risk Charge                   12
Variable Account Asset Charge                                12
Policy Loan Interest Charge                                       12
Changes in Policy Cost Factors                                 12
Service Fees                                                                  12

GRACE PERIOD, LAPSE, AND
REINSTATEMENT PROVISION                                     13
Continuation of Insurance                                          13
Grace Period                                                                  13
Lapse                                                                              13
Reinstatement                                                               13

VARIABLE ACCOUNT PROVISION                             14
About the Variable Account                                      14
The Sub-Accounts                                                       14
Determining Sub-Account Investment Results       14
The Net Investment Factor and
Performance                                                 14
Sub-Account Allocations and Transfers                 15
Cash Value and the Variable Account                      15
Substitution of Securities and Changes of Investment Policy 16
Other Variable Account Changes 16

FIXED ACCOUNT PROVISION                                     16
The Fixed Account                                                     16
Fixed Account Transfers                                           16
Fixed Account Restrictions                                       16
Cash Value and the Fixed Account                          17

POLICY BENEFITS AND VALUES
PROVISION                                                               17
Nonforfeiture                                                               17
Right of Conversion                                                   17
Exchanging the Policy                                                17
Complete Surrender                                                    17
Enhancement Benefit                                         18
Partial Surrenders                                                        18
Preferred Partial Surrenders                            19
Policy Loans                                                                 19
Maximum and Minimum Loans and
       Indebtedness                                        19
Loan Interest                                                       19
Loan Repayment                                                19
Cash Value in the Policy
Loan Account 20
Excessive Indebtedness                                   20
Effect of Loans                                                   20
The Death Benefit                                                     20
Minimum Required Death Benefit                 21
Maximum Death Benefit                                  21
Changes to the Death Benefit Option                    21
Specified Amount Increases and Decreases         22
Specified Amount Increases                            22
Specified Amount Decreases                           22
Death Benefit Proceeds                                            22
Policy Maturity Proceeds                                         23
Policy Maturity Date and Policy Extension           23
Policy Settlement                                                       23
Optional Modes of Settlement                        23

DEFINED TERMS USED IN THIS POLICY

The defined terms listed below are either frequently used or have an important meaning within this Policy.

Accumulated Premium Account – All Premium payments accumulated to the date of death less any partial Surrenders accumulated to the date of the Insured's death.  These accumulations will be calculated based on the Death Benefit Option 3 Interest Rate stated in the Policy Data Page.  In no event will the Accumulated Premium Account be less than zero or greater than the Death benefit Option 3 Maximum Increase shown on the Policy Data Page.

Accumulation Unit – An accounting unit used to measure the Sub-Account values of the Variable Account.

Attained Age – Age measured from the Policy Date.  Attained Age is equal to a person's Issue Age plus the number of completed Policy Years.

Beneficiary – The person or entity, such as a corporation or trust, you name to receive the Death Benefit Proceeds if the Insured dies while this Policy is in force.

Cash Surrender Value – The amount payable to you upon complete Surrender.  The Cash Surrender Value of this Policy on any date is the Enhanced Cash Value minus any Indebtedness.

Cash Value – Your Policy's Cash Value is the sum of the value in each Sub-Account, the Fixed Account, and the Policy Loan Account.

Contingent Beneficiary – The person or entity, such as a corporation or trust, you name to receive the Death Benefit Proceeds if the Insured dies, no Beneficiary survives the Insured, and this Policy is in force.

Contingent Owner– The person or entity, such as a corporation or trust, that becomes the Policy Owner in the event the Policy Owner ceases to exist, unless you direct otherwise.  The Contingent Owner is named in the application unless later changed and endorsed on this Policy.

Death Benefit Proceeds – The Death Benefit Proceeds are the amount we pay if the Insured dies while your Policy is in force.  Refer to The Death Benefit section for additional information.

Enhanced Cash Value – The sum of the Cash Value and the Enhancement Benefit, if any.

Enhancement Benefit – An additional amount payable upon complete Surrender provided the qualifying conditions have been satisfied.  The guaranteed minimum amount and duration of the Enhancement Benefit are stated in the Policy Data Pages.  Refer to the Complete Surrender section for additional information.

Fixed Account – An interest-bearing investment option funded by our General Account.

General Account – The General Account is made up of all of our assets other than those held in any separate investment account.

Indebtedness – Indebtedness is any amount you owe us as a result of a Policy loan.  Indebtedness consists of principal amount plus accrued interest charged.

Initial Investment Date – The Initial Investment Date is the Valuation Date that falls on or next following the date the conditions stated in the Effective Date of Policy Coverage are satisfied.

Insured – The Insured is the person whose life is covered by this Policy as named in the application and stated in the Policy Data Pages.

Issue Age – A person's age based on their last birthday on or before the Policy Date.  The Insured's Issue Age is stated in the Policy Data Pages.

Maturity Date – The date on which insurance coverage provided by this Policy is scheduled to end.  The Policy is automatically extended past the Maturity Date with modified benefits unless you elect otherwise. The Maturity Date is stated in the Policy Data Pages.

Maturity Proceeds – The amount payable if this Policy is in force on the Maturity Date, the Insured is living and the Policy is not extended.  The Maturity Proceeds are equal to the Cash Surrender Value on the Maturity Date.

Minimum Initial Premium –The Premium required to be paid for coverage to become effective.  It is stated in the Policy Data Pages.

Minimum Required Death Benefit – The lowest death benefit that satisfies Section 7702 of the Internal Revenue Code, as amended.

Minimum Specified Amount – The lowest Specified Amount you are permitted to have under this Policy.  It is stated in the Policy Data Pages.

Nationwide– Nationwide Life Insurance Company.  References to "we," "our," and "us," also mean Nationwide Life Insurance Company.

Net Amount at Risk– The Net Amount at Risk on any day is the death benefit minus the Cash Value, where the Cash Value is the amount at the beginning of the day prior to assessment of any monthly deductions.

Net Premium– The amount of each Premium payment applied to the Sub-Accounts and/or Fixed Account.  Net Premium is equal to gross Premium paid less any percent of premium charge.

Policy – The terms, conditions, benefits, and rights of the life insurance contract described in this document including the Policy Data Pages.

Policy Anniversary – Each anniversary of the Policy Date.  For any year in which such date does not exist (February 29th), the last day of the month will be the Policy Anniversary.

Policy Date– The issue date of this Policy.  The Policy Date is stated in the Policy Data Pages.

Policy Loan Account – The portion of Cash Value which results from Policy loans.  It serves as collateral to secure Indebtedness and is credited interest.

Policy Monthaversary – The same day as the Policy Date for each succeeding month.  In any month where such day does not exist (e.g. 29th, 30th, or 31st), we will consider the last day of that month the Policy Monthaversary.

Policy Owner – The person or entity, such as a corporation or trust, possessing all rights in this Policy prior to the Insured's death.  The Policy Owner is named in the application unless later changed and endorsed on this Policy.  References to "owner" and "you" or "your" also refer to the Policy Owner.

Policy Year – Beginning with the Policy Date, each one-year period this Policy remains in force.

Premium –  The payments you make under this Policy and any attached Riders.

Proof of Death – A certified copy of the death certificate.  If no death certificate will be issued (e.g. missing person), such other lawful evidence and documentation as permits us to make a reasonable determination as to the fact of, date, cause, and manner of the Insured's death.

Rider – A Rider is an optional benefit or feature available attached to and made part of this Policy.

SEC – The United States Securities and Exchange Commission or its successor.

Section 1035 Exchange – A Policy Surrender that qualifies as a tax-free exchange under Section 1035 of the Internal Revenue Code, as amended.

Settlement – Payment of the Death Benefit Proceeds, Maturity Proceeds, or Cash Surrender Value.

Specified Amount – The dollar amount used to determine the death benefit of this Policy.  It is stated in the Policy Data Pages.

State of Issue– The jurisdiction where this Policy has been issued for delivery.  For purposes of this Policy, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.

Sub-Account – A division of the Variable Account corresponding to an underlying investment option.  The assets in each Sub-Account are invested exclusively in the specified underlying investment option.  Sub-Accounts available on the Policy Date are listed in the Policy Data Pages.

Surrender– A withdrawal of Cash Surrender Value from this Policy at your request.  A complete Surrender will result in payment to you of any remaining Cash Surrender Value and will end all coverage under this Policy and any attached riders.  When we refer to a "partial Surrender" it means a withdrawal of a portion of the Cash Surrender Value and does not by itself terminate this Policy.

Valuation Date – Each day the New York Stock Exchange and our home office are open for business.

Valuation Period – The interval of time between a Valuation Date and the next Valuation Date.

Variable Account – One of our separate investment accounts into which Premiums may be allocated.  We may offer more than one Variable Account under this Policy.

GENERAL POLICY PROVISION

Policy References and Headings

Unless the context requires otherwise, the following will apply to the references and headings in this Policy:

1.	singular references will also refer to the plural and plural references will also refer to the singular;

2.	when we refer to a "provision" it means the entire contents under a main heading in this Policy; and

3.	when we refer to a "section," it means the entire contents under a sub-heading within a provision.

Non-Participating

This Policy does not participate in our earnings or surplus and does not earn or pay dividends.

Entire Contract

The insurance provided by this Policy is in return for the application and for Premiums paid as required in this Policy.  This Policy and a copy of any attached written application, including any attached written supplemental applications, any attached Riders or endorsements, and other related documents make up the entire contract.

The laws of the State of Issue will govern this Policy.

Applications

All statements made in an application including any supplemental applications or related documents, in the absence of fraud, are considered representations and not warranties.  Subject to the Incontestability section, no statement will be used in defense of a claim under the Policy unless it is contained in a written application that is endorsed upon or attached to this Policy.

In issuing this Policy, we have relied on the statements made in the application to be true and complete.  Subject to the Incontestability section, no such statements will be used to contest this Policy or deny a claim unless that statement is made in an application and is a misrepresentation that is material to our agreement to provide insurance.

In the case of reinstatement, the addition of benefits by Rider, an increase of the Specified Amount, or requests  for changes in underwriting classification, we rely on the statements made in the respective applications to be true and complete subject to the Incontestability section of this Policy.  No such statement shall be used to contest or deny a claim unless that statement is made in the application to reinstate, add benefits, or increase the Specified Amount and is a misrepresentation material to our agreement to provide or reinstate coverage.

Alteration or Modification

All changes or agreements related to this Policy must be on official forms signed by our President or Secretary.  No agent of Nationwide, medical examiner, or other representative is authorized to accept risks, alter or modify contracts, or waive any of our rights or requirements.

This Policy may be modified or superseded by applicable law.  Other changes to this Policy may be made only if you and we agree.  We will provide you with a copy of any amendment or endorsement or other document modifying this Policy.

Waiver

Our failure to enforce any provision of this Policy in one or more instances shall not be deemed, and may not be construed or relied upon, as a waiver of such provision.  Nor shall any waiver or relinquishment of any right or power hereunder in any one or more instance be deemed, and may not be construed or relied upon as, a continuing waiver or relinquishment of that right or power at any other time or times.

Effective Date of Policy Coverage

The effective date of insurance coverage under this Policy is determined in the following manner:

1.
for insurance coverage applied for in the original application the effective date is the Policy Date, subject to our underwriting approval, our receipt and acceptance of all required application materials, including any supplemental applications; and

a.	payment of the Minimum Initial Premium; or

b.	if your Policy is issued pursuant to a Section 1035 Exchange to us;

i.	upon our receipt of written authorization of payment of the Cash Surrender Value to us by the insurance carrier for the exchanged Policy; or

ii.	our receipt of sufficient Premium to pay the Policy's monthly deductions and other charges for at least three months;

2.
for increases or other additions to coverage, the effective date is the Policy Monthaversary on or next following our approval of your supplemental application for insurance, unless you request and we approve a different date;

3.
in the case of  decrease in coverage, the effective date of coverage will be the Policy Monthaversary on or next following the date we receive your request, unless you request and we approve a different date; and

4.	in the case of a reinstatement, the effective date is the Policy Monthaversary on or next following our approval of your reinstatement request, unless you request and we approve a different date.

Policy Termination

All coverage under your Policy will terminate when any one of the following events occurs:

1.	you request in writing to terminate coverage under this Policy;

2.	the Insured dies;

3.	you elect to receive the Maturity Proceeds on the Maturity Date;

4.	a grace period ends; or

5.	you completely Surrender this Policy for its Cash Surrender Value.

Coverage provided by any elected optional Riders will terminate on the earlier of the date this Policy terminates or termination of the Rider as provided by its terms.

Suicide

We will not pay the Death Benefit Proceeds normally payable on the Insured's death if the Insured commits suicide, while sane or insane, within two years from the Policy Date or a reinstatement date.  Instead, we will pay an amount equal to all Premiums paid prior to the Insured's death, minus any Indebtedness and any partial Surrenders.

For any amendment, endorsement, Rider, or Specified Amount increase, if the Insured commits suicide, while sane or insane, within two years from the effective date of any such increase or a reinstatement date, we will not pay the Death Benefit Proceeds associated with such an increase.  Instead, our liability with respect to such coverage will be limited to its cost of insurance charges.

If this Policy was issued pursuant to a Section 1035 Exchange, then we will pay a portion of the Death Benefit Proceeds for a suicide within two years from the Policy Date, provided the exchanged Policy was originally issued more than two years prior to the new Policy Date.  The portion of Death Benefit Proceeds we pay will be limited to the lesser of (a) the amount of insurance under the exchanged Policy on the date it was surrendered, or (b) this Policy’s Specified Amount.

We reserve the right under this section to obtain evidence of the manner and cause of the Insured’s death.

Incontestability

We will not contest payment of the Death Benefit Proceeds upon the Insured’s death based on the initial Specified Amount after this Policy has been in force during the Insured's lifetime for two years from the Policy Date, or a reinstatement date, for any reason.

After any amendment, endorsement, rider, or Specified Amount increase has been in force as part of the Policy during the lifetime of the Insured for two years from its effective date or a reinstatement date, we will not contest it for any reason.

Misstatement of Age or Sex

If the age or sex (if not unisex classified) of the Insured has been misstated, the death benefit and Cash Value will be adjusted.  The adjusted death benefit will be (1) multiplied by (2) and then the result added to (3) where:

1.	is the Net Amount at Risk at the time of the Insured's death divided by $1,000;

2.
is the ratio of the applicable monthly cost of insurance rate per $1,000 of Net Amount at Risk applied in the Policy month of death and the monthly cost of Insurance rate per $1,000 of Net Amount at Risk that should have been applied at the Insured's true age or sex (if not unisex classified) in the Policy month of death; and

3.	is the Cash Value at the time of the Insured's death.

The Cash Value will be adjusted from the Policy Date to reflect the monthly cost of insurance rate per $1,000 of Net Amount at Risk based on the correct age and sex (if not unisex classified).

Postponement of Payments

We will normally pay any amount payable on maturity or Policy loan within seven days after we receive your written request.  We will normally pay any amount on a complete or partial Surrender within thirty days after we receive your written request.  We will normally pay any Death Benefit Proceeds within seven days after we receive Proof of Death and any other information we may reasonably require to pay a claim.

However, we have the right to delay payment of the Cash Surrender Value or a Policy loan for a period permitted by law but not longer than six months after either is requested.

Assignment

You may be able to assign some or all of your rights under this Policy.  Assignments must be made in writing and signed by you before the death of the Insured.  Assignments take effect as of the date signed, unless otherwise specified by you, subject to any payments made or actions taken by us before the assignment is recorded.  An assignment will not be recorded until we have received sufficient and clear written direction from you on how rights under this Policy are to be divided.

We may reject or not recognize assignments altering the type or character of the risk we originally assumed in issuing this Policy.  Assignments will be subject to any amounts owed to us before the assignment was recorded.  The interest of a Beneficiary will be subject to the rights of any assignee of record, unless the Beneficiary designation is an irrevocable designation.

We are not responsible for the validity or tax consequences of any assignment or for any payment or other Settlement made prior to our recording of the assignment.

We may modify or eliminate any applicable Enhancement Benefit in conjunction with an assignment.

Instructions

All elections, payment requests, claims, instructions, and/or communications to us must be sent to our Home Office listed on the face page of this Policy and received by us at our home office before we can take any action.

No instructions are effective until received and recorded by us at our home office.

Unless we specify otherwise, all instructions under this Policy must be received in writing, signed and dated.  We only accept instructions in writing using a traditional hard-copy format, but upon mutual agreement between you and us, we will consent to the acceptance of other methods of delivering instructions, such as electronic mail, facsimile, or other appropriate agreed upon formats.

For certain Policy changes, such as, changes in named parties, requests for Surrender, requests for a Policy loan, requests to exchange this Policy for another plan of insurance, requests for Settlement, transfers among the Sub-Accounts of the Variable Account, allocation of future Net Premium, and death benefit claims, we will require that the request be completed on a form we provide.

We may require a signature guarantee from a member firm of a recognized domestic stock exchange or a financial institution that is a member of the Federal Deposit Insurance Corporation for Surrender, partial Surrender, Settlement or change in ownership of this Policy.  In some cases, we may require additional documentation of a customary nature.

Currency

Any money we pay, or that is paid to us, must be in the currency of the United States of America.

Reports

While this Policy is in force, we will send a report to your last known address every year.  It will show your Policy's current Cash Value, Cash Surrender Value, Premiums paid, Policy charges and deductions, and any outstanding Indebtedness.  The report will also include any other information required by laws and regulations, both federal and state.

Illustration of Benefits and Values

We will provide a non-guaranteed projection of illustrative future benefits and values under this Policy at any time after the first Policy Anniversary.  Your written request and payment of a service fee set by us at the time of the request will be required.  The service fee will not exceed the Maximum Service Fee stated in the Policy Data Pages.

Internal Revenue Code Life Insurance Qualification Test

At time of application, you must choose either the Guideline Premium/Cash Value Corridor Test or the Cash Value Accumulation Test.  You cannot change the test once we issue the Policy.  The two tests are defined in Section 7702 of the Internal Revenue Code, as amended, and are used to define the Minimum Required Death Benefit and Premium limitations of this Policy.

We reserve the right to refuse any Premium or decline any change that we reasonably believe would cause this Policy to fail to satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended.  This includes, but is not limited to, changes to the Specified Amount, the death benefit option, and the amount of any requested partial Surrender.  We also have the right to change this Policy or to make distributions from this Policy to the extent necessary for it to continue to satisfy the requirements Section 7702 of the Internal Revenue Code, as amended.

We do not give tax advice, and this section should not be construed to guarantee that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Modified Endowment Contracts

Certain Policies may be or become Modified Endowment Contracts (MECs) under Section 7702A of the Internal Revenue Code, as amended.  We will notify you if a requested action or Premium payment will result in this Policy becoming a MEC.  We will only permit this Policy to become a MEC if you authorize it in writing.  Otherwise, the requested action will be rejected and any Premium paid in excess of MEC limits will be refunded within sixty (60) days after the end of the Policy Year in which it was received.

If you request and receive a complete or partial Surrender after your Policy becomes a MEC or it is later exchanged into another life insurance contract, you may have adverse income tax consequences.  Nationwide and its  representatives  do not  provide  tax advice.  Please consult your tax advisor to determine any tax implications.

PARTIES AND INTERESTS IN THIS POLICY PROVISION

Nationwide

We are a stock life insurance company organized under the laws of the State of Ohio.  In exchange for paying the initial Premium as required in this Policy, we provide certain benefits, including paying the Death Benefit Proceeds if the Insured dies while this Policy is in force.

Policy Owner

You are the Policy Owner and may exercise all rights under this Policy during the lifetime of the Insured.  The Policy Owner must be a corporate entity or trust.  If you cease to exist before the Insured dies, the Contingent Owner, if named, will become the Policy Owner, unless you have directed us otherwise.  After this Policy is issued, and while the Insured is still living, you may change ownership to an individual with our consent.

You name the other parties with rights and interests in this Policy.

Unless otherwise provided on the Policy application or applicable change of ownership form, if there is more than one Policy Owner, all rights, title and interest in this life insurance Policy will be held jointly with right of survivorship and, all rights, title and interest of any Policy Owner who predeceases the Insured will vest in the surviving Policy Owner or jointly in the surviving Policy Owners, subject to the prior rights of all assignees.  The signatures of all Policy Owners, or their legal representatives will be required on any written instructions to exercise Policy rights.

Contingent Owner

You may name a Contingent Owner under this Policy at any time during the lifetime of the Insured.  The Contingent Owner must be a corporate entity or trust.  The Contingent Owner will become the Policy Owner if you cease to exist during the lifetime of the Insured.  After this Policy is issued, and while the Insured is still living, you may change the Contingent Owner to an individual with our consent.

The Insured

The Insured is the person upon whose life this Policy is issued.

Beneficiary and Contingent Beneficiary

The Beneficiary is entitled to receive the Death Benefit Proceeds upon the death of the Insured.  The Beneficiary on the Policy Date is named in the application.  You may name more than one Beneficiary and they will share equally in the Death Benefit Proceeds unless you specify otherwise.

You may also name a Contingent Beneficiary.  A Contingent Beneficiary is entitled to receive the Death Benefit Proceeds upon the death of the Insured if no Beneficiary survives the Insured upon his/her death.  The Contingent Beneficiary on the Policy Date, if named, will be listed on the application.  You may name more than one Contingent Beneficiary and they will share equally in the Death Benefit Proceeds unless you specify otherwise.

Changes of Named Parties and Interests

Prior to the Insured's death, you may change the named Beneficiary, Contingent Beneficiary, and Contingent Owner, unless such party was designated irrevocable, by providing us proper notice in the proper format, as provided in the Instructions section of the General Policy Provision.  A party designated as irrevocable may only be changed with that party's written consent.

You may also change the Policy Owner, but in doing so you will relinquish all rights under this Policy to the new Policy Owner.

Any change of a party to this Policy will be effective as of the date signed; however, we are not liable for any actions taken or payments made until the change is received and recorded at our home office stated on the face page of this Policy.

The Insured may not be changed except according to the terms of a Rider permitting such change, if any, and our written approval.

PREMIUM PAYMENT PROVISION

Initial Premium

The Minimum Initial Premium is due on the Policy Date, but may be paid in advance, and will be credited on the Initial Investment Date.  Insurance coverage under this Policy is not effective until the Minimum Initial Premium is paid.  Any due and unpaid monthly deductions will be subtracted from the Cash Value at this time.  The Minimum Initial Premium is stated in the Policy Data Pages.

Additional Premiums

Additional Premiums may be paid at any time while this Policy is in force subject to the following limits:

1.	any additional Premium payment is at least as great as the Minimum Additional Premium stated in the Policy Data Pages;

2.	we may require evidence of insurability satisfactory to us before accepting any Premium that will increase the Net Amount at Risk;

3.	we will refund any Premium received that is in excess of the Premium limit that allows this Policy to satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended;

4.	we may require you to pay any existing Indebtedness under this Policy prior to accepting any additional Premiums; and

5.	additional Premiums will not be accepted after the Insured's Attained Age 100, except as necessary to keep this Policy in force.

How Premium May Be Paid

Premium is payable to our home office listed on the face page of this Policy or to our authorized representative.

Your Planned Premium Payment and Planned Premium Payment Frequency are selected by you and tell us how much and how frequently you intend to pay Premium.  They are stated in the Policy Data Pages.  The actual amount and duration of Premium payments you are permitted to make may be limited in order to comply with Section 7702 of the Internal Revenue Code, as amended, to prevent the Policy from becoming a modified endowment contract, or by the terms of the Policy governing Specified Amount increases and the maximum death benefit.

Upon request, we will send you Premium payment reminder notices according to the amount and frequency you elect.

You are not required to pay the planned Premium and the Policy may lapse even if you do; however, failure to pay Premiums as planned may increase the possibility of your Policy lapsing.

POLICY CHARGES AND DEDUCTIONS PROVISION

We will assess charges to cover various costs associated with this Policy.  Each charge may contain a margin for overall expenses and profit.  The current charges for this Policy may be less than the guaranteed maximum amounts.  Current charges may change in the future, but will not exceed the guaranteed maximum amounts stated in the Policy Data Pages.

The current charges reflect the costs and risks associated with this Policy.  For mortality purposes, the Insured is assigned to an underwriting class based on their Issue Age, sex (if not unisex classified), smoker status, type of evidence of insurability, and insurability status.  The characteristics of each Policy Owner’s purchase will be evaluated and classified.  The Policy charges will reflect the amount and timing of expenses, the amount and timing of Premium payments, as well as the expected asset persistency based on the purpose for which the Policy is being purchased.

The Policy charges are described individually below.  Your Policy Data Pages contain specific information regarding maximum charges.

Percent of Premium Charge

We will deduct a percent of premium charge from each Premium payment applied to this Policy.  This charge reimburses us for certain actual expenses, including acquisition costs and state and federal taxes.  It also provides revenue for risk charges and profit.  The Guaranteed Maximum Percent of Premium Charge is stated in the Policy Data Pages.

The initial Specified Amount issued on the Policy Date and each increase in the Specified Amount will constitute separate segments of coverage.  Percent of premium charges attributable to increases in Specified Amount will be determined in the same manner as for the initial Specified Amount.  For purposes of the percent of premium charge, Premium payments will be allocated to each respective segment of coverage in proportion to the total Specified Amount after all increases.

Monthly Deductions

The following Policy charges, "monthly deductions," are deducted from this Policy beginning on the Policy Date and on each Policy Monthaversary except as otherwise specified below.  Each charge is described in greater detail in the sub-sections below.  The monthly deductions are calculated as:

1.	the monthly per policy administrative expense charge; plus

2.	the monthly per $1,000 of specified amount charge; plus

3.	the monthly cost of any additional benefits provided by any elected optional Riders; plus

4.	the monthly cost of insurance per $1,000 of Net Amount at Risk.

The monthly deductions are deducted proportionally from the Cash Value in the Fixed Account and the Sub-Accounts unless you elect to specify a different application among the Fixed Account and the Sub-Accounts.  The variable account asset charge is deducted proportionally from the Sub-Accounts.

Monthly per Policy Administrative Expense Charge

We will deduct a monthly per policy administrative expense charge.  This charge is a flat dollar amount that compensates us for certain actual expenses related to maintenance of the Policy including accounting and record keeping, and periodic reporting to Policy Owners.  We do not expect to recover any amount in excess of aggregate maintenance expenses from this charge.  The Guaranteed Maximum Monthly per Policy Administrative Expense Charge is stated in the Policy Data Pages.  We may charge less than the maximum amount stated.

Monthly per $1,000 of Specified Amount Charge

We will deduct a monthly charge for each segment of Specified Amount.  This charge compensates us for certain actual expenses, including acquisition costs and state and federal taxes.

It also provides revenue for risk charges and profit.  This charge will not exceed the Guaranteed Maximum Monthly per $1,000 of Specified Amount Charge stated in the Policy Data Pages.

The monthly per $1,000 of specified amount charge for each Policy Monthaversary is determined by multiplying the applicable current rate by the Specified Amount divided by $1,000.

Monthly Cost of Insurance per $1,000 of Net Amount at Risk Charge

We will deduct a monthly charge based on the Net Amount at Risk, the "monthly cost of insurance."  The monthly cost of insurance charge compensates us for expected mortality benefits and certain actual expenses, including acquisition costs and state and federal taxes.  It also provides revenue for risk charges and profit.

The Specified Amount in effect on the Policy Date, the "initial Specified Amount," and each Specified Amount increase, if any, represent separate segments of coverage under this Policy.  Separate monthly cost of insurance rates are used to calculate the monthly cost of insurance for each segment of coverage respectively.  Each rate is based on the Insured's Issue Age, sex (if not unisex classified), rate class, rate type, and any substandard rating at the time the initial Specified Amount or an increase takes effect and the length of time since the Policy Date or effective date of a Specified Amount increase.

Cost of insurance rates are determined by us and are subject to change as described in the Changes to Policy Cost Factors section.  Each rate is based on a combination of the Insured's Attained Age, sex, rate class, rate type, and any substandard ratings at the time this Policy is issued or a Specified Amount increase takes effect, and the length of time since the Policy Date or effective date of a Specified Amount increase.

These rates will never be greater than the rates stated in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk in the Policy Data Pages.

The basis for the guaranteed maximum monthly cost of insurance rates is stated in the Basis of Computation in the Policy Data Pages.

The monthly cost of insurance for each Policy Monthaversary is determined by multiplying the applicable current monthly cost of insurance rate by the Net Amount at Risk divided by $1,000.

For purposes of determining the Net Amount at Risk applicable to each segment of coverage if there have been increases in the Specified Amount, the Net Amount at Risk will be allocated proportionally to each segment of coverage based on the then current total Specified Amount.

Variable Account Asset Charge

We deduct a variable account asset charge based on the amount of Cash Value you have allocated to the Variable Account.  This charge reimburses us for certain actual expenses, including acquisition costs and state and federal taxes.  It also provides revenue for risk charges and profit.  This charge will be calculated as described in the Net Investment Factor and Performance section.  The Guaranteed Maximum Variable Account Asset Charge is stated in the Policy Data Pages on an annualized basis, as well as a daily basis.

Policy Loan Interest Charge

The difference between the interest we charge on an Indebtedness and the amount we credit in interest to the Policy Loan Account, if any, is a charge that compensates us for expenses associated with offering and administering the loan.

Changes in Policy Cost Factors

Changes in the charges, deductions, expenses or credited interest rates we make under this Policy will be based on changes in our future expectations for all issues of this Policy for factors including, but not limited to our:

1.	investment earnings;

2.	mortality experience;

3.	persistency experience;

4.	expenses, including reinsurance expenses; and/or

5.	taxes.

Changes to cost of insurance rates will be on a uniform basis for Insureds of the same Issue Age, sex, rate classes, rate types, and any substandard ratings whose Policies have been in force for the same length of time.

Any changes we make will be determined in accordance with the state law and any procedures required to be kept on file with the applicable insurance regulator of the State of Issue.

Service Fees

In this Policy we describe instances where we may assess a service fee for certain actions taken at your request.  The Guaranteed Maximum Service Fee is stated in the Policy Data Pages.

When we assess a service fee, it will be for each action we take or transaction we process.  For example, if we assess a service fee to process a partial Surrender, we will assess the fee on each partial Surrender.

Service fees are taken proportionally at the time the fee is assessed from each Sub-Account in which you are invested, and the Fixed Account, unless you elect otherwise.

GRACE PERIOD, LAPSE, AND REINSTATEMENT PROVISION

Continuation of Insurance

Insurance coverage under this Policy and any benefits provided by Rider will continue as long as the Cash Value allocated to the Sub-Accounts and/or the Fixed Account is sufficient to pay the monthly deductions and other charges we assess and Indebtedness does not equal or exceed the Policy's Cash Value.  If the Cash Value allocated to the Sub-Accounts and/or the Fixed Account is insufficient to cover the monthly deductions, this Policy will lapse, subject to the Grace Period section.

This provision will not continue the Policy if you elect to receive the Policy proceeds on or after the Maturity Date nor will this provision continue any Rider beyond the date of its termination, as provided in the Rider.

Grace Period

If the Cash Surrender Value on a Policy Monthaversary is not sufficient to cover the monthly deductions due or if Indebtedness equals or exceeds the Policy's Cash Value, then this Policy will enter a grace period during which coverage will continue.

When this Policy enters a grace period, we will send a notice to your last known address informing you of the Policy's lapse pending status and the amount of Premium you must pay to keep this Policy in force. A grace period will last sixty-one days from the date we mail you the notice that informs you of the lapse pending status.  At least thirty days prior to the end of a grace period, we will send a second reminder notice.

During the grace period, this Policy will continue in force.  When the grace period ends, this Policy and any coverage associated with if, including any Rider attached to this Policy, will lapse.

Prior to the end of a grace period, you may take this Policy out of the grace period and prevent it from lapsing by sending us Premium at least equal to four times the amount of the most recent monthly deductions.

If the Insured dies during a grace period, we will pay the Death Benefit Proceeds, subject to the Incontestability, Suicide, and Misstatement of Age or Sex sections of the General Policy Provision.

Lapse

If you do not pay at least the required Premium by the end of a grace period this Policy will lapse and all coverage under this Policy and any Riders attached to this Policy will terminate, subject to the Reinstatement section.

Reinstatement

If this Policy has lapsed, you may request to reinstate it subject to all of the following:

1.	the reinstatement request is in writing and received by us within three years after the end of the most recent grace period and prior to the Maturity Date;

2.	the Policy has not been Surrendered for its Cash Surrender Value;

3.	we may require you to provide evidence of the Insured's current insurability satisfactory to us;

4.
you must pay us Net Premium equal to the monthly deductions that were due and unpaid during the grace period prior to lapse plus an amount sufficient to keep the Policy in force for three months from the date of reinstatement; and

5.	you must pay or reinstate any Indebtedness that existed at the end of the grace period.

The effective date of a reinstated Policy will be the Policy Monthaversary on or next following the date your application for reinstatement is approved by us, provided the required Premium is received by that date.

If your Policy is reinstated, the Cash Value on the date of reinstatement, but prior to applying any Premiums or loan repayments, will be set to the Cash Value at the end of the grace period.

Unless you have specified otherwise, all amounts will be allocated among the Sub-Accounts and Fixed Account based on the investment allocation factors in effect at the start of the grace period.

VARIABLE ACCOUNT PROVISION

About the Variable Account

We may make one or more Variable Accounts available under this Policy.

We established the Variable Account as a segregated investment account under the laws of the State of Ohio.  The assets of the Variable Account are our property, but are not charged with the liabilities from any of our other businesses.  We maintain assets that are at least equal to the reserves and other liabilities of the Variable Account and we may transfer assets exceeding the reserves and other liabilities of the Variable Account to our General Account.  Variable Account assets shall be used to fund only variable benefits.  Although assets in the Variable Account are our property, we are obligated under this Policy to make payments to you.

Income, gains and losses of the Variable Account reflect its own investment experience and not ours.

The Sub-Accounts

The Variable Account may be divided into one or more Sub-Accounts.  The available Sub-Accounts as of the Policy Date are listed in the Policy Data Pages.  The Sub-Accounts invest in various underlying investment options.  The underlying investment options typically include registered mutual funds but may include other types of investment options permitted by the Variable Account and applicable law.

Underlying investment options available in the Variable Account are typically not publicly traded investment options or mutual funds, but we may offer publicly traded funds in certain contexts as long as it does not have an adverse impact on the tax treatment of this Policy.

You may allocate Net Premium to any of the available Sub-Accounts, but you will be subject to any terms or conditions established by the corresponding underlying investment option in which the Sub-Account invests.

The sum of your allocations to the Sub-Accounts and/or Fixed Account must equal 100%.

Determining Sub-Account Investment Results

The Cash Value of this Policy will change with a change in the investment results of the Sub-Accounts.  An index called an Accumulation Unit value measures changes in a Sub-Account's investment experience.  Each Sub-Account has its own Accumulation Unit value.

For each Sub-Account, the initial Accumulation Unit value is typically set at $10.00.  The Accumulation Unit value for a Sub-Account in each subsequent Valuation Period is equal to (1), multiplied by (2), where:

1.	is the Sub-Account's Accumulation Unit value for the preceding Valuation Period; and

2.	is the Sub-Account's net investment factor for the subsequent Valuation Period.

Because the net investment factor may be greater than or less than one, the Accumulation Unit value may increase or decrease from one Valuation Period to the next; however, the Accumulation Unit value remains constant throughout a Valuation Period.

The next section describes how the net investment factor is determined.

The Net Investment Factor and Performance

The investment performance of a Sub-Account is determined by the net investment factor.  The net investment factor for a Sub-Account for a Valuation Period is obtained by dividing (1) by (2) and subtracting (3) from the result, where:

1.	is the net of:

a.	the net asset value per share of the underlying investment option held in the Sub-Account at the end of the current Valuation Period; plus

b.
the per share amount of any dividend and capital gains distributions made by the underlying investment option held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

c.	a per share charge or credit for taxes reserved for, if any, which is determined by us to have resulted from the investment operations of the Sub-Account.

2.	is the net of:

a.	the net asset value per share of the underlying investment option held in the Sub-Account determined as of the end of the immediately preceding Valuation Period; plus or minus

b.	the per share charge or credit for taxes reserved for in the immediately preceding Valuation Period.

3.	is the applicable Variable Account Asset Charge for the number of days in the current Valuation Period. The Guaranteed Maximum Variable Account Asset Charge is stated in the Policy Data Pages.

When the net investment factor is multiplied by the preceding Valuation Date's Accumulation Unit value, the result is the current Valuation Date’s Accumulation Unit value.  If the net investment factor is greater than one, the Accumulation Unit value increases.  If the net investment factor is less than one, the Accumulation Unit value decreases.

Income and realized and unrealized gains and losses from assets in each Sub-Account are credited to, or charged against, the Sub-Account.  This is without regard to income, gains, or losses in other Sub-Accounts, our other Variable Accounts, or our General Account.

Sub-Account Allocations and Transfers

You elect how to allocate Net Premium among the Sub-Accounts and the Fixed Account.  You may change how future Net Premium will be allocated at any time while this Policy is in force by notifying us in writing at our home office.  Allocations may be stated in fractional percentages subject to our approval, for example to the nearest one-hundredth, 10.05% but not 10.005%. Allocations among the Sub-Accounts, together with your Fixed Account allocation, must equal 100%.

Generally, we permit transfers of Cash Value among the Sub-Accounts to be executed once per Valuation Date, but there are certain transfer restrictions or fees that may be imposed by the underlying investment options to which you will be subject.

You may change the allocation for future Net Premiums at any time while your Policy is in force.  To do so, you must notify us in writing in a form that meets our approval.  The change will take effect on the Valuation Date on or next following the date we receive your written request containing the required information at our home office.

We may refuse, limit or restrict transfer requests, or take any other reasonable action we deem necessary with regard to certain Sub-Accounts to protect all of our Policy Owners from the negative impact of short-term trading strategies or other harmful investment practices that damage the performance of the underlying investment options.  We may restrict your transaction requests if you, or a third-party acting on your behalf, are engaged in such a practice or strategy.

Our failure to take action in any one or more instances with respect to these restrictions is not a waiver of our right to enforce them at a future date.

Cash Value and the Variable Account

The portion of Cash Value in the Sub-Accounts on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Sub-Accounts minus any monthly deductions due for the months following the Policy Date.  The number of Accumulation Units purchased in a Sub-Account on the Initial Investment Date is determined by dividing the dollar value of the Net Premium allocated to the Sub-Account by the current Valuation Date's Accumulation Unit value.

The Cash Value in a Sub-Account on each subsequent Valuation Date is equal to the Accumulation Unit value on the current Valuation Date multiplied by the sum of:

1.	the number of Accumulation Units on the preceding Valuation Date; plus

2.	any Accumulation Units purchased by Net Premium or transfers into the Sub-Account on the current Valuation Date; minus

3.	any Accumulation Units sold for partial Surrenders or transfers out of the Sub-Account on the current Valuation Date; minus

4.	any Accumulation Units cancelled by monthly deductions and other charges that are due on the current Valuation Date and assessed against the Sub-Account.

The number of Accumulation Units purchased or sold on the current Valuation Date is determined by:

1.	taking the dollar value of the purchase or sale; and

2.	dividing it by the Accumulation Unit value of the Sub-Account on the current Valuation Date.

Substitution of Securities andChanges of Investment Policy

If an underlying investment option is no longer available for investment by the Variable Account or if, in the judgment of our management, further investment in such underlying investment option would be inappropriate in view of the purposes of this Policy, we may substitute another underlying investment option for an underlying investment option already purchased or to be purchased in the future under this Policy.

We may also materially change the investment policy of a Variable Account.

In the event of a substitution or change, we may make changes to this Policy and other policies of this class as may be necessary to reflect the substitution or change.  Nothing contained in this Policy will prevent the Variable Account from purchasing other securities for other series or classes of policies or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such policies.

If a determination is made to make a change or substitution pursuant to this section we will first seek any required regulatory approvals and provide you with any required notice.

Other Variable AccountChanges

To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1.
a Variable Account may be operated as an investment company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners;

2.	a Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required;

3.	a Variable Account may be combined with other separate investment accounts; and

4.	the provisions of this Policy and other policies may be modified to comply with any other applicable federal or state laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in a Variable Account and take other actions as may be necessary to effect such a change.

FIXED ACCOUNT PROVISION

The Fixed Account

The Fixed Account is funded by our General Account.  In addition to allocating your Net Premiums to one or more of the Sub-Accounts described in the Variable Account Provision, you may direct part of your Net Premiums into the Fixed Account.

Fixed Account Transfers

You may transfer amounts to and from the Fixed Account and the Sub-Accounts without penalty subject to the Fixed Account Restrictions section.  Our failure to exercise our rights under this section shall not be construed as a waiver of our rights.

Fixed Account Restrictions

Except as provided in the Right of Conversion section of the Policy Benefits and Values Provision, we reserve the right to limit allocations to the Fixed Account to no more than 25% of the Cash Value.

Except as provided in the Right of Conversion section of the Policy Benefits and Values Provision, we reserve the right to refuse any Premium allocation and/or any  transfers to the Fixed Account if the Fixed Account is greater than or equal to 25% of the Cash Value.

We reserve the right to limit you to one transfer from the Fixed Account to the Sub-Accounts during any ninety day period.

We reserve the right to limit the amount transferred from the Fixed Account to the Sub-Accounts during a Policy Year to the greater of (a) 10% of that portion of the Cash Value attributable to the Fixed Account at the end of the prior Policy Year and (b) 120% of the amount transferred from the Fixed Account during the preceding Policy Year.

Cash Value and the Fixed Account

The Cash Value in the Fixed Account is zero unless some or all of the Cash Value is allocated to the Fixed Account.  The Cash Value in the Fixed Account on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Fixed Account, if any, minus a pro-rata monthly deduction for the month following the Policy Date.  The Cash Value in the Fixed Account on each subsequent Valuation Date is equal to:

1.	the Cash Value in the Fixed Account on the preceding Valuation Date; plus

2.	any interest credited during the current Valuation Period; plus

3.	any Net Premiums or other amounts allocated to the Fixed Account during the current Valuation Period; minus

4.	any amounts transferred from the Fixed Account during the current Valuation Period; minus

5.	the portion of any monthly deductions which are due and charged to the Fixed Account during the current Valuation Period; minus

6.	any partial Surrender amounts allocated to the Fixed Account during the current Valuation Period.

Any Cash Value allocated to the Fixed Account will be credited interest daily.  The Guaranteed Minimum Interest Crediting Rate for the Fixed Account is stated in the Policy Data Page as an annual effective rate.  Interest in excess of the minimum guaranteed rate may be credited.  Where required, we have filed our method for determining current interest rates with the regulator in the State of Issue.

POLICY BENFITS AND VALUES PROVISION

Nonforfeiture

Prior to the death of the Insured, this Policy may be a valuable asset to you.  Depending on the amount of Premiums paid, the investment results of your allocations to the Sub-Accounts, interest credited on your allocations to the Fixed Account, and the effect of any loans taken by you, your Policy may have an accumulated value.  This value is available to you in cash upon a complete or partial Surrender of this Policy.

The Cash Surrender Value, loan, and other values of this Policy are equal to or greater than those set by laws in the State of Issue.  Where required, we have provided a detailed statement of how we compute values and benefits to the insurance regulator in the State of Issue.

The insurance coverage provided by this Policy and any optional Riders you elect, unless otherwise specified, are subject to the claims paying ability of our General Account.

Right of Conversion

At any time, you may elect by written request to transfer 100% of your Cash Value allocated to the variable Sub-Accounts into the Fixed Account without regard to any restrictions otherwise applicable to Fixed Account transfers.

When a transfer pursuant to this right of conversion is complete, the Policy will not be affected by the investment experience of any Variable Account.  You will not be permitted to allocate any future Premium, transfers, or loan repayments to the Variable Account.

This election is irrevocable.

Exchanging the Policy

You may exchange this Policy for a new Policy, subject to our approval.  You must furnish any evidence of insurability we require and pay all costs associated with the exchange.

Complete Surrender

You may Surrender this Policy for its Cash Surrender Value at any time prior to the death of the Insured while this Policy is in force.

You must submit your request for Surrender in writing, on a form we provide, to our home office listed on the face page of this Policy.  We may require you to send us this Policy for endorsement before we pay the full Cash Surrender Value.  The date of Surrender will be the date we receive your written request meeting all requirements.

We will determine the Cash Surrender Value as of the Valuation Date on or next following the date of Surrender.  All coverage under this Policy and any elected optional Rider ends on  complete Surrender.

The Cash Surrender Value will be paid in cash or according to a Settlement option you elect.  We reserve the right to defer the payment of the Cash Surrender Value as described in the Postponement of Payments section.

Enhancement Benefit

This feature, if applicable, will result in an increased Cash Surrender Value.  It is a general obligation of Nationwide, and is payable only upon a complete Surrender that meets the following conditions:

1.	the Enhancement Benefit is not available during the Right to Examine and Cancel period;

2.	the Enhancement Benefit is available during the term of the Enhancement Benefit stated in the Policy Data Pages;

3.	the Surrender proceeds must be payable to the Policy Owner. The Enhancement Benefit is not payable on a complete Surrender that qualifies as a Section 1035 Exchange; and

4.	the Enhancement Benefit is not available in conjunction with a Policy loan or a partial Surrender, or lapse.

The minimum applicable Enhancement Benefit and time period during which it is applicable are stated in the Policy Data Pages.  After the stated time period, there is no minimum Enhancement Benefit.

We do not make any deposits to the Fixed Account or the Variable Account as a result of the Enhancement Benefit.  There are no investment results associated with the Enhancement Benefit.

Partial Surrenders

A partial Surrender may be requested at any time after the first Policy Year while this Policy is in force.  You must submit your request for partial Surrender in writing on a form we provide.  We may also require that this Policy be sent to us for endorsement.

We reserve the right to limit the number of partial Surrenders in a Policy Year to one.  We reserve the right to deduct a service fee from the partial Surrender amount.  The Guaranteed Maximum Service Fee is stated in the Policy Data Pages.

The effective date of any partial Surrender will be the date we approve your request.

When a partial Surrender is taken, we will reduce the Cash Value by the partial Surrender amount.  Unless the partial Surrender is a "preferred partial Surrender," as defined below, we will also reduce the Specified Amount by the amount necessary to prevent an increase in the Net Amount at Risk.  However, the Specified Amount reduction will not be greater than the partial Surrender amount.  Any such decrease will reduce Specified Amount in the following order:

1.	insurance provided by the most recent Specified Amount increase;

2.	insurance provided by the next most recent Specified Amount increases successively; then

3.	insurance provided by the initial Specified Amount in effect on the Policy Date.

Unless you specify otherwise, we will allocate partial Surrenders among the Sub-Accounts in proportion to the Cash Value in each as of the partial Surrender date.  Partial Surrenders will be made from the Fixed Account only when insufficient amounts are available in the Sub-Accounts.  The amount of any partial Surrender is subject to the following additional conditions:

1.	the minimum partial Surrender permitted is $500;

2.	the maximum amount of a partial Surrender is the Cash Value, less any Indebtedness, and less the greater of $500 or three (3) monthly deductions;

3.	a partial Surrender may not reduce the Specified Amount to less than the Minimum Specified Amount stated in the Policy Data Pages;

4.
a partial Surrender will not be permitted if in our reasonable belief, it would cause this Policy to not satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended, at any time; and

5.	we reserve the right to defer payment of a partial Surrender as described in the Postponement of Payments section.

Preferred Partial Surrenders

A preferred partial Surrender is a partial Surrender that meets these conditions:

1.	it occurs before the 15th Policy Anniversary; and

2.	its amount, plus the amount of any prior preferred partial Surrenders in the same Policy Year, does not exceed 10% of the Cash Value as of the beginning of the Policy Year.

The preferred partial Surrender described above is non-cumulative.  This means that any part of the preferred partial Surrender amount not taken by you in a given year cannot be added to the available preferred partial Surrender amount in any later years.

Policy Loans

You may request a loan at any time while your Policy is in force.  You must submit your request for a loan in writing on a form we provide.  The loan will be made upon the sole security of the Policy and proper assignment of your Policy to us as collateral.

If the requested Policy loan meets the requirements described in this section, an amount equal to the Policy loan will be transferred into the Policy Loan Account.

Unless you specify otherwise, the loan amount is transferred from the Variable Account in proportion to the Cash Value in each Sub-Account on the date of the loan.  Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.  The loan date is the date we process your loan request.  We have the right to defer making a Policy loan as provided in the Postponement of Payments section.

Maximum and Minimum Loans and Indebtedness

The minimum loan amount is $500.  We will not permit any loan that would result in total Indebtedness that is greater than 90% of the Policy's Cash Value as of the loan date.

Loan Interest

Loan interest is both charged and credited.  Any portion of Cash Value attributable to the Policy Loan Account will be credited interest daily.  The Minimum Loan Interest Credited Rate is stated in the Policy Data Pages as an annual effective rate.  Interest in excess of the minimum guaranteed rate may be credited.

Indebtedness will be charged interest daily.  The Maximum Loan Interest Charged Rate is stated in the Policy Data Pages as an annual effective rate.  Interest at a rate less than the maximum guaranteed rate may be charged.

Loan interest credited and loan interest charged accrue daily at their respective rates and become due and payable whenever any of the following events:

1.	a Policy Anniversary;

2.	at the time a subsequent loan is processed;

3.	at the time of a loan repayment;

4.	at the time of a Policy reinstatement;

5.	at the time of complete Surrender; or

6.	upon the death of the Insured.

When any of theses events occur, an amount equal to the accrued loan interest credited is transferred from the Policy Loan Account to the Sub-Accounts, resulting in a purchase of Accumulation Units, and/or to the Fixed Account based on your then current recorded allocation for any future Premium payments.

At the same time, an amount equal to the accrued loan interest charged is transferred proportionally from the Sub-Accounts, resulting in the sale of Accumulation Units, and/or the Fixed Account to the Policy Loan Account.

See the Policy Loan Interest Charge section of the Policy Charges and Deductions Provision for a description of how interest charges and credits result in a charge under this Policy.

Loan Repayment

All or part of a Policy loan may be repaid to us at any time while this Policy is in force during the Insured's lifetime.  Any payment intended as a loan repayment, rather than a Premium payment, must be identified as such.  The minimum repayment is $25.

Unless you request otherwise, we will allocate loan repayments among the Sub-Accounts and/or the Fixed Account, based on your current recorded allocation for any future Premium.  We reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the Fixed Account.

If any Indebtedness is not repaid by the earlier of the date of the Insured's death or the Maturity Date, we will reduce the amount of any Death Benefit Proceeds or Maturity Proceeds by the amount of the Indebtedness.

Any Indebtedness existing at the end of a grace period may not be repaid unless and until this Policy is reinstated.

Cash Value in the Policy Loan Account

There is no Cash Value in the Policy Loan Account, unless you take a Policy loan.  When a loan is taken, the Cash Value in the Policy Loan Account on the date of the loan is equal to the amount of the loan plus any prior balance in the Policy Loan Account, including interest charged thereon.

The Cash Value in the Policy Loan Account on each subsequent Valuation Date is equal to:

1.	the Cash Value in the Policy Loan Account on the preceding Valuation Date; plus

2.	any loan interest credited during the current Valuation Period; plus

3.	any amounts transferred to the Policy Loan Account because of additional Policy loans and any due and unpaid loan interest charged during the current Valuation Period; minus

4.	the amount of loan interest credited transferred from the Policy Loan Account to the Variable Account or the Fixed Account during the current Valuation Period; minus

5.	loan repayments made during the current Valuation Period.

Excessive Indebtedness

If the total Indebtedness ever equals or exceeds the Cash Value, your Policy will terminate without value, subject to the Grace Period, Lapse, and Reinstatement Provision.

Effect of Loans

Since the amount you borrow is removed from the Sub-Accounts and/or the Fixed Account, taking a loan will have a permanent effect on any Death Benefit Proceeds and Cash Surrender Value of this Policy.  The effect may be favorable or unfavorable.  This is true whetheryou repay the loan or not.  If the Indebtedness is not repaid, the amount of any Death Benefit Proceeds or Maturity Proceeds will be reduced by the amount of Indebtedness.

The Death Benefit

This Policy provides a death benefit upon the death of the Insured while this Policy is in force.

You may elect one of the three death benefit options detailed below.  If you do not elect a death benefit option in the application, your Policy will be issued with Death Benefit Option 1.  You may change the death benefit option as provided in the Changes to the Death Benefit Option section below.  The death benefit is determined based on the death benefit option in effect on the date of the Insured's death.  The death benefit option currently in effect is stated in the Policy Data Pages.

Death Benefit Option 1– under this option, the death benefit will be the greater of:

1.	the Specified Amount in effect on the date of the Insured's death; or

2.
the Enhanced Cash Value on the date of the Insured's death multiplied by the applicable percentage from the Internal Revenue Code Life Insurance Qualification Test Table stated in the Policy Data Pages at the Attained Age of the Insured on the date of the Insured's death.

Death Benefit Option 2– under this option, the death benefit will be the greater of:

1.	the Specified Amount in effect plus the Cash Value on the date of the Insured's death; or

2.
the Enhanced Cash Value on the date of the Insured's death multiplied by the applicable percentage from the Internal Revenue Code Life Insurance Qualification Test Table stated in the Policy Data Pages at the Attained Age of the Insured on the date of the Insured's death.

Death Benefit Option 3– under this option, the death benefit will be the greater of:

1.	(a) plus (b) where:

a. is the Specified Amount in effect on the date of the  Insured's death; and

b. is the greater of zero or the lesser of (i) and (ii) where:

i. is the Death Benefit Option 3 Maximum Increase stated in the Policy Data Pages; and

ii. is the Accumulated Premium Account; or

2.
the Enhanced Cash Value on the date of the Insured's death multiplied by the applicable percentage from the Internal Revenue Code Life Insurance Qualification Test Table stated in the Policy Data Pages at the Attained Age of the Insured on the date of the Insured’s death.

Minimum Required Death Benefit

The death benefit will be the greater of the amount produced by the death benefit option in effect on the date of the Insured's death or the Minimum Required Death Benefit.  The calculation for the Minimum Required Death Benefit for this Policy is based on in the Internal Revenue Code Life Insurance Qualification Test Table included in the Policy Data Pages.

Maximum Death Benefit

After the Policy Date, the Minimum Required Death Benefit may exceed the Specified Amount due to investment results reflected in the Cash Value.  We reserve the right to limit the death benefit to the Maximum Death Benefit stated in the Policy Data Pages.  The amount of the death benefit is calculated on each Valuation Date.  If the calculation results in an amount greater than the maximum death benefit, and we elect to exercise this right, we will generate a partial Surrender so that the death benefit after the partial Surrender is 90% of the Maximum Death Benefit.

We will notify you in writing that a partial Surrender has been generated.  Such notice shall be sent no later than thirty days after the event.  The requirement that you must submit a written request is not applicable to partial Surrenders that result from this limit to the death benefit.  Taxes arising from the partial Surrender, if any, are the responsibility of the Policy Owner.

If the calculation results in an amount greater than the maximum, and we elect not to exercise the above right, we will increase the Maximum Death Benefit by endorsement or by reissuing the Policy Data Pages.

If the Insured dies, the death benefit will not exceed the Maximum Death Benefit.  If payment of the proceeds from a partial Surrender under this section is pending on the date of the Insured's death, our obligation to remit such proceeds will be in addition to our obligation to pay Death Benefit Proceeds.

Changes to the Death Benefit Option

After the first Policy Year, you may change the death benefit option except that you cannot change your death benefit option election to Death Benefit Option 3.  Also please note, if you elect to change from Death Benefit Option 3 to either Death Benefit Option 1 or 2, you will not be permitted to change your election back to Death Benefit Option 3.

If you elect to change the death benefit option from option 1 to either option 2 or option 3, we will adjust the Specified Amount so that the Net Amount at Risk does not change due to the death benefit option change.

Changes to the death benefit option are also subject to the following:

1.	you may only change the death benefit option once each Policy Year;

2.	a change to the death benefit option is effective the Policy Monthaversary on or next following the date we approve the request for change, unless you request and we approve a different date;

3.
we will refuse a death benefit option change that would reduce the Specified Amount to a level that, based on Premiums already paid, would result in this Policy failing to comply with Section 7702 of the Internal Revenue Code, as amended;

4.	the Cash Surrender Value after the death benefit option change must be sufficient to keep this Policy in force for at least three (3) months; and

5.	the death benefit option change may not reduce the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages.

Specified Amount Increases and Decreases

The initial Specified Amount is the amount of death benefit coverage issued on the Policy Date.  Thereafter, the death benefit coverage under this Policy will equal or exceed this amount, provided you do not request a Specified Amount decrease and provided a partial Surrender has not occurred.  The Specified Amount is stated in the Policy Data Pages.

Specified Amount Increases

Each requested Specified Amount increase will have  associated cost of insurance rates, and monthly expense charges.  We will inform you of the guaranteed maximum rates and charges at the time of the increase.  Refer to the Monthly Deductions section for additional information.

Requests to increase your Specified Amount are subject to the following conditions:

1.	your request must be in writing to our home office on forms we provide;

2.	you must provide evidence of insurability satisfactory to us;

3.	the increase must be for a minimum of $10,000;

4.	we reserve the right to limit right to increase the Specified Amount to one time each Policy Year;

5.	an approved increase will have an effective date of the Policy Monthaversary on or next following the date we approve the increase unless you request, and we approve a different date;

6.	the Cash Surrender Value is sufficient to keep this Policy in force for at least three months;

7.	the increased Specified Amount must not exceed the Maximum Death Benefit; and

8.	we reserve the right to discontinue allowing Specified Amount increases at any time.

Specified Amount Decreases

At any time after the first Policy Year, you may request a decrease in the Specified Amount.

Requests to decrease your Specified Amount are subject to the following additional conditions:

1.	your request must be in writing to our home office on forms we provide;

2.	we may limit the right to decreases the Specified Amount to one time each Policy Year;

3.	any decrease will be effective on the Policy Monthaversary on or next following our receipt of your request unless you request a different date;

4.
we will refuse any decrease that would reduce the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages or an amount based on our reasonable belief that would result in failure of your Policy to satisfy the requirements of Section 7702 of the Internal Revenue Code;

5.	insurance is decreased in the following order:

a.	insurance provided by the most recent Specified Amount increase;

b.	insurance provided by the next most recent Specified Amount increases successively; and then

c.	insurance provided by the Specified Amount in effect on the Policy Date.

The Specified Amount will also be decreased for partial Surrenders that do not qualify as preferred partial Surrenders, including partial Surrenders we generate pursuant to the Maximum Death Benefit section.

Death Benefit Proceeds

The actual amount of money payable if the Insured dies while your Policy is in force is called the Death Benefit Proceeds.  The Death Benefit Proceeds equal:

1.	the death benefit provided by your Policy; plus

2.	any insurance on the Insured's life that may be provided by Riders; minus

3.	any Indebtedness; and minus

4.	any due and unpaid monthly deductions accruing during a grace period.

We will pay the Death Benefit Proceeds after we receive Proof of Death and such other information as we may reasonably require.  The Death Benefit Proceeds will be adjusted under certain conditions.  Refer to the Incontestability, Suicide, and Misstatement of Age or Sex Provisions.

Policy Maturity Proceeds

If the Insured is alive and this Policy is in force on the Maturity Date, you may elect to have the Maturity Proceeds, if any, paid to you according to the Policy Settlement section.  If we do not receive an election from you, the Policy will automatically be extended with modified benefits beyond the Maturity Date.

Policy Maturity Date and Policy Extension

This Policy may not satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended, after the Maturity Date.  Extending the Policy beyond the Maturity Date may not provide more favorable tax treatment than otherwise applicable to the Maturity Proceeds.  If you do not elect to receive the Maturity Proceeds on the Maturity Date, the Policy will automatically be extended.  You should consult with a qualified tax advisor before the Policy is extended beyond the Maturity Date.

Extension beyond the Policy's Maturity Date will not keep any Rider in force beyond its date of termination as provided for in the Rider.

When the Policy is extended beyond the Maturity Date, the following will apply:

1.	the prohibition against premium payments after the Insured attains age 100 will continue; however, loans, loan repayments, and partial Surrenders are permitted;

2.	on the Maturity Date, the Specified Amount will be changed to the Cash Value, and increases or decreases to the Specified Amount will not be permitted thereafter;

3.	Death Benefit Options 2 and 3 will be changed to Death Benefit Option 1 on the Maturity Date, and no death benefit option changes will be permitted thereafter;

4.	on the Maturity Date, 100% of the Cash Value in the Sub-Accounts will be transferred to the Fixed Account and transfers out of the Fixed Account will not be permitted; and

5.	monthly deductions for the per policy administrative expense charge and the monthly per $1,000 of specified amount charge will no longer be deducted from the Cash Value.

You may continue to take loans and make loan repayments after the Maturity Date.  The loan amount is transferred from the Fixed Account to the Policy Loan Account.  The Policy Loan Account will continue to function in the same manner as before the Maturity Date.

Policy Settlement

The Death Benefit Proceeds will be paid in a lump sum, unless the Beneficiary elects to leave the proceeds on deposit.  Any proceeds payable on the Maturity Date or upon Surrender of this Policy will be paid in one sum to you, unless you elect to leave the proceeds on deposit.

If you choose to leave the proceeds on deposit with us in an interest-bearing account, we will credit interest at a rate that we will declare quarterly.  You may withdraw some or all of the deposit at any time.  Requests for withdrawal must be in writing.  You may not assign your account.

Optional Modes of Settlement

Settlement options not set forth in this Policy may be available.  You may request any other form of Settlement option, subject to our approval.  The amount and period available under any other option will be determined by us.

NATIONWIDE LIFE INSURANCE COMPANY

ENDORSEMENTS(Endorsements may be made only by Nationwide at our home office listed on the face page of this Policy)  Please attach any applicable endorsements here.  (Note: this section is not used as a blank endorsement).

THIS PAGE INTENTIONALLY LEFT BLANK.

THIS PAGE WILL BE USED FOR ENDORSEMENTS.

Individual Flexible Premium Adjustable Variable Universal Life Insurance Policy,
Non-Participating
Adjustable Death Benefits with flexible Premiums payable until the Policy Maturity Date while the Insured is living.
Death Benefit Proceeds payable upon the death of the Insured while the Policy is in force.
The Policy will automatically be extended past the Maturity Date unless you elect to receive the Maturity Proceeds.
Rate Class and Rate Type for the Insured are stated in the Policy Data Pages.
Non-participating, no dividends are payable.

NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215-2220

SUPPLEMENTAL INSURANCE RIDER
(Adjustable Term Insurance - Renewable until the Insured's Attained Age 100)

PLEASE READ THIS RIDER CAREFULLY

Term insurance is involved.  The Suicide and Incontestability periods of this Rider begin on the effective date of coverage of this Rider and will be different from those of the Policy if this Rider is elected after the Policy Date.

General Information Regarding this Rider

This Supplemental Insurance Rider ("Rider") is made part of the Policy to which it is attached.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Non-defined terms shall have the meaning given to them in the Policy.

This Rider provides supplemental term life insurance upon the death of the Insured.  Coverage is annually renewable until the Insured's Attained Age 100.

This Rider has no Cash Value and no Cash Surrender Value.

Definitions

Combined Death Benefit – The total amount of death benefit for this Rider and the base policy to which it is attached.  The Combined Death Benefit will equal or exceed the Total Specified Amount.

Rider Specified Amount – The portion of the Total Specified Amount attributable to this Rider.   It is stated in the Policy Data Pages.

Total Specified Amount – The sum of the base policy Specified Amount and the Rider Specified Amount.  It is used to determine the Combined Death Benefit.  The Total Specified Amount is shown on the Policy Data Pages.

Effective Date of Coverage

You may elect to add this Rider at the time of application or, with our written consent, at a later time, provided that the Policy is in force, and the Rider is added before the Insured's Attained Age 100.

If elected at the time of application, the effective date of this Rider is the same as the effective date of coverage of the base policy.  If elected subsequently, the effective date will be the Policy Monthaversary on or next following the date we approve the written request, unless you specify, and we approve, a different date.

Minimum Specified Amount Provision

The Rider Specified Amount may be combined with the base policy Specified Amount to satisfy the Minimum Specified Amount stated in the Policy Data Pages.  However, while this Rider is in effect, the base policy Specified Amount must be at least 10% of the Minimum Specified Amount.

Death Benefit Options

The death benefit option chosen for the base policy will also be the death benefit option for purposes of this Rider and calculation of the Combined Death Benefit. The current death benefit option in effect is stated in the Policy Data Pages.

While this Rider is in effect, the death benefit option descriptions in the base policy are modified by replacing the term "Specified Amount" with the term "Total Specified Amount."  The Combined Death Benefit is calculated after this modification is made.

Death Benefit

This Rider will modify the amount of insurance coverage (death benefit) under the Policy.

Subject to the Maximum Death Benefit section of the base policy and if the Insured dies while this Rider is in force, we will pay the Combined Death Benefit to the Beneficiary when we receive Proof of Death for the Insured.

After the Combined Death Benefit is calculated, it is attributed to the base policy and this Rider, respectively, as follows:

1.
The base policy death benefit will be equal to the sum of (i) the Cash Value and (ii) the product of (a) the total Net Amount at Risk for the base policy and this Rider and (b) the ratio of the base policy Specified Amount to the Total Specified Amount.

2.
The Rider death benefit will be equal to the excess of the Combined Death Benefit over the death benefit for the base policy.  Depending on the Cash Value and the Rider Specified Amount, the death benefit for this Rider may at times be less than the Rider Specified Amount.

Increases and Decreases

You may request either an increase or decrease to the Total Specified Amount.  Your request must be in writing to our home office.  Any approved changes will result in a new Total Specified Amount.  The amount of any increase or decrease will be allocated proportionately between the base policy and this Rider based on the proportion of the Specified Amount of each to the Total Specified Amount prior to the increase or decrease unless an alternative allocation is specifically requested and approved by us.  Increases and decreases will be effective on the Policy Monthaversary on or next following our approval of your request.  We reserve the right to limit the number of such changes to one each Policy Year.

Increases in the Total Specified Amount may require evidence of insurability and our underwriting requirements must be satisfied.

We will not permit any decrease to the Total Specified Amount which would:

1.	cause the Policy to not satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended;

2.	cause the Policy to become a Modified Endowment Contract without written acknowledgment from the Owner; or

3.	reduce the Total Specified Amount below the Minimum Specified Amount stated in the Policy Data Page.

Rider Charges

The types of charges for this Rider are described below.  The guaranteed maximum charges are stated in the Policy Data Pages.  The actual charges established by the Company for this Rider may be less than the guaranteed maximum amounts.  The charges for this Rider may change in the future, but will never exceed the guaranteed maximum amounts stated in the Policy Data Pages on the effective date of this Rider.

While the Rider is in force, the monthly deduction will include two additional deductions:  (1) a monthly per $1,000 of Rider Specified Amount charge, and (2) a Rider monthly cost of insurance charge.

Monthly Per $1,000 of Rider Specified Amount Charge:  The monthly per $1,000 of Rider Specified Amount charge is determined by multiplying the applicable monthly per $1,000 charge rate by the Rider Specified Amount. The guaranteed maximum per $1,000 charge rate for this Rider is the same as the monthly per $1,000 of Specified Amount charge rate stated in the Policy Data Pages for the base policy.

Rider Monthly Cost of Insurance: The monthly cost of insurance charge for this Rider is determined by multiplying a monthly cost of insurance rate for this Rider by the Rider death benefit, described earlier in the Death Benefit section of this Rider.  The monthly cost of insurance rate is based on the Insured's Issue Age, policy duration, gender (if not unisex classified), smoking class, underwriting class, and any substandard rating at the time the initial Rider Specified Amount or increase to the Rider Specified Amount took effect and on the duration since that time.  The guaranteed maximum monthly cost of insurance rates for this Rider are the same as the rates for the base policy stated in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk in the Policy Data Pages.

Reinstatement

If the policy to which this Rider is attached is reinstated, we will also reinstate this Rider if we receive proof, satisfactory to us, that the Insured is still insurable at the same rates.

Termination

You may terminate this Rider by written request to us.  In order to terminate this Rider, we have the right to require return of this Rider for endorsement.  Terminating this Rider may have the effect of increasing the amount of death benefit coverage provided by the base policy in order to satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended.  We reserve the right to deny any request to terminate this Rider that would cause the Policy to not satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended.  If the Policy is not issued as a Modified Endowment Contract, terminating this Rider may result in the Policy becoming a Modified Endowment Contract.  We will notify you if the Policy's status is in jeopardy.

2

This Rider also terminates on the earliest of the following dates:

1.	The date the Policy is surrendered or terminated;

2.	Upon lapse of the Policy at the end of the grace period;

3.	The death of the Insured;

4.	The Insured reaches Attained Age 100.

/s/ THOMAS E. BARNES                  /s/ MARK R. THRESHER
                                Secretary                                                              President

3

NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215-2220

CHANGE OF INSURED RIDER

PLEASE READ THIS RIDER CAREFULLY

The Suicide and Incontestability periods of this Rider begin on the Rider Effective Date and will be different from those of the Policy if this Rider is elected after the Policy Date.

General Information Regarding this Rider

This Change of Insured Rider ("Rider") is made part of the Policy to which it is attached on the Rider Effective Date.

To the extent any provisions contained in this Rider are inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Non-defined terms will have the meaning given to them in the Policy.

This Rider allows the Policy Owner to designate a new Insured, subject to insurability and other conditions. Invocation of this Rider requires the existence of a business relationship between the Policy Owner and both the named Insured under the Policy at the time of change and the new Insured to be named. Exercise of this right may have tax consequences. Please consult your tax advisor. This Rider does not modify the Policy's Specified Amount, or any cash or loan values of the Policy subject to the Impact on the Policy section.

Defined Terms Used in this Rider

Change Date – The Change Date is the first Policy Monthaversary on or next following the date the change conditions are met.

Rider Effective Date– The date coverage under this Rider commences.  The Rider Effective Date will be the Policy Date unless this Rider is elected after the Policy is issued. If added by post-issue election, the Rider Effective Date will be stated in newly reissued Policy Data Pages.

Suicide

If the new Insured commits suicide, while sane or insane, within two years of the Change Date, or a reinstatement date, we will not pay any death benefit under the Policy.  Instead, we will pay an amount equal to the Policy’s Cash Value as of the Change Date, plus the sum of Premiums paid since the Change Date, less any Indebtedness, and less any partial Surrenders.

Incontestability

We will not contest this Policy after it has been in force during the new Insured's lifetime for two years from the Change Date or a reinstatement date.

Rider Cost

There is no charge for this Rider.

Benefits Provided by this Rider

The named Insured on the Policy may be changed to a new Insured, subject to all of the following conditions:

1.	you must make written application for the change;

2.	at the time of the change, the new Insured must have the same business relationship to you as did the previous Insured under the Policy;

3.	the change must occur within one year following the termination of the business relationship which existed between you and the named Insured on the Policy Date;

4.	the new Insured must submit evidence of insurability satisfactory to us;

5.	this Policy must be in force when the request is made and on the Change Date; and

6.	a change of Insured will not be permitted while the Policy is in a grace period.

Impact on the Policy

Coverage on the new Insured will become effective on the Change Date. Coverage of the previous named Insured will terminate on the day before the Change Date.

The Policy Date will not be changed unless the new Insured was born after the Policy Date.  In that case, the Policy Date will be the Policy Anniversary on or next following the birth date of the Insured.

The Policy charges for the new Insured will reflect the new Insured's Attained Age, rate type, and rate classification.

The Specified Amount of the Policy will be as stated by you in the application for the change subject to the following conditions:

1.	The Specified Amount must be such that the Policy continues to satisfy the requirements of Section 7702 of the Internal Revenue Code; and

2.	the Specified Amount must equal or exceed the Minimum Specified Amount stated in the Policy Data Pages.

Termination

You may terminate this Rider by written request to us. Termination by written request will be effective the Policy Monthaversary on or next following receipt at our Home Office stated on the Policy cover page. In order to terminate this Rider, we have the right to require return of this Rider and the Policy to which it is attached for endorsement. This Rider also terminates on the date the Policy terminates.

/s/ THOMAS E. BARNES                  /s/ MARK R. THRESHER
                         Secretary                                                President